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                                                                    EXHIBIT 23.3




The Board of Directors
Cereus Technology Partners, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333 - 43224), Forms S-3 (Nos. 333 - 35752, 333 - 53965, 333 -
51003 and 333 - 37013) and on Forms S-8 (Nos. 333 - 92337, 333 - 85107, 333 -
80501 and 333 - 26015) of Eltrax Systems, Inc. of our report dated April 3, 2000, with respect to the consolidated balance sheet of Cereus Technology Partners, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K of Eltrax Systems, Inc. dated August 30, 2000.



/s/ KPMG LLP
Atlanta, Georgia
August 30, 2000